Exhibit 23-b

                           Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (No. 333-92003) on Form S-3, as amended, and the related Prospectus of KeySpan Corporation and KeySpan Gas East Corporation for the registration of $600,000,000 of debt securities and to the incorporation by reference therein of our report dated May 22, 1998, with respect to the financial statements and schedule of Long Island Lighting Company included in the Annual Report (Form 10-K), as amended, of KeySpan Corporation (formerly known as MarketSpan Corporation) for the transition period from April 1, 1998 to December 31, 1998, filed with the Securities and Exchange Commission.



                                                          /S/ ERNST & YOUNG LLP




January 18, 2000
Melville, New York